Exhibit 4.29

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

MELLON CAPITAL IV

THIS Certificate of Amendment to Certificate of Trust of Mellon Capital IV (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust which was filed on July 8, 2003 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust is Mellon Capital IV.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and business address of the trustee of the Trust with a principal place of business in Delaware to: M&T Trust Company of Delaware, 1220 North Market Street, Suite 202, Wilmington, Delaware 19801.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, a trustee of the Trust, has executed this Certificate of Amendment in accordance with Section 3811 of the Act.

M&T TRUST COMPANY OF DELAWARE, not in its individual capacity but solely as trustee

By:	/s/ Rita Marie Ritrovato
Name:	Rita Marie Ritrovato
Title:	Assistant Vice President